Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference of this registration statement of our report dated January 26, 2001 included in the Ladish Co., Inc. 10-K, dated February 22, 2001, and to all references to our firm included in this registration statement.

ARTHUR ANDERSEN LLP


Milwaukee, Wisconsin
February 22, 2001